Filed in the Office of	Business Number E0471552010-0
Barbara K. Cegavske	Filing Number 20200969071
Secretary of State State Of Nevada	Filed On 10/8/2020 1:01:00 PM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Sollensys Corp. Entity or Nevada Business Identification Number (NVID): NV20101720281
2. Document:	Name of document with inaccuracy or defect: Certificate of Change Pursuant to NRS 78.209
3. Filing Date:	Filing date of document which correction is being made: 08/12/2020
4. Description:	Description of inaccuracy or defect: Subsequent to the filing of the Certificate of Change, the reverse split of the common stock as referenced therein was denied by a regulatory authority. Accordingly, the reverse split is hereby rescinded and is null and void.
5. Correction:	Correction of inaccuracy or defect: The reverse split of the common stock as referenced in the Certificate of Change filed on 8/12/20 is rescinded and is null and void and shall not consummated or be of any force or effect.
6. Signature: (Required)	X [signature] Signature — 10/06/2020 Date

This form must be accompanied by appropriate fees.